                                                                       Exhibit 4
                                                                       ---------

SUPREME COURT OF NEW YORK

COUNTY OF NEW YORK

- - - - - - - - - - - - - - - - - - - -   x
                                          :
LAURA BENJAMIN, individually and
on behalf of all others                   :
similarly situated,
                                          :        C.A No. 9108759/99
                             Plaintiff,
                                          :
v.
                                          :      CLASS ACTION COMPLAINT
CHOCK FULL O' NUTS CORP., NORMAN
E. ALEXANDER, MARTIN J. CULLEN,           :
MARVIN I. HAAS, HOWARD M. LEITNER,
MARK A. ALEXANDER, JERRY COLUMBUS,        :
STUART Z. KRINSLY, HENRY SALZHAUER,
R. SCOTT SCHAFLER, and DAVID S. WEIL,     :

                             Defendants.  :
- - - - - - - - - - - - - - - - - - - -   x

          Plaintiff, by her attorneys, alleges upon information and belief, except as to paragraph 1 which Plaintiff alleges upon knowledge, as follows:

                                    PARTIES
                                    -------

        1. Plaintiff Laura Benjamin is a stockholder of defendant Chock Full O' Nuts Corp. ("Chock" or "the Company"), and has been at all times relevant hereto.

        2. Defendant Chock is a corporation duly organized and existing under the laws of the State of New York, with its principal executive offices located at 370 Lexington Avenue,

New York, NY. Chock roasts, packs and markets regular, instant and decaffeinated coffees, regular and decaffeinated teas and other related food products to foodservice customers and conducts real estate operations. As of October 8, 1998, there were approximately 10,831,000 shares of Chock common stock issued and outstanding, which are listed and trade on the New York Stock Exchange. Chock has approximately 1,430 shareholders of record. Most of these record holders hold as nominees for a much larger group of beneficial owners.

        3. Defendant Norman E. Alexander ("Alexander") was Chock's Chairman of the Board at all times relevant hereto.

        4. Defendant Martin J. Cullen ("Cullen") was Chock's Vice President, Treasurer, Secretary, and a Director at all times relevant hereto.

        5. Defendant Marvin I. Haas ("Haas") was Chock's President, Chief Executive Officer, and a Director at all times relevant hereto.

        6. Defendant Howard M. Leitner ("Leitner") was Chock's Senior Vice President, Chief Financial Officer, and a Director at all times relevant hereto.

        7. Defendants Mark A. Alexander ("Alexander"), Jerry Columbus ("Columbus"), Stuart Z. Krinsly ("Krinsly") ,

Henry Salzhauer ("Salzhauer"), R. Scott Schafler ("Schafler"), and David S. Weil ("Weil") were outside directors of Chock at all times relevant hereto.

        8. The individual defendants named above (sometimes collectively referred to herein as the "Individual Defendants"), as officers and/or directors of Chock, have a fiduciary relationship and responsibility to Plaintiff and the other common public stockholders of Chock, and owe to Plaintiff and the other class members the highest obligations of good faith, loyalty, fair dealing, due care and candor.

                            CLASS ACTION ALLEGATIONS
                            ------------------------

        9. Plaintiff brings this action on his own behalf and as a class action, pursuant to CPLR (S) 908, on behalf of all common stockholders of Chock, or their successors in interest, who are being and will be harmed by defendants' actions described below (the "Class"). Excluded from the Class are defendants herein and any person, firm, trust, corporation, or other entity related to or affiliated with any of defendants.

        10. This action is properly maintainable as a class action because:

        a. The Class is so numerous that joinder of all members is impracticable. There are hundreds of Chock stockholders who are located throughout the United States;

        b. There are question of law and fact which are common to the Class, including: whether the defendants have engaged or are continuing to act in a manner calculated to benefit themselves at the expense of Chock stockholders; and whether Plaintiff and the other members of the Class would be irreparably damaged if the defendants are not enjoined in the manner described below;

        c. The defendants have acted or refused to act on grounds generally applicable to the Class, thereby making appropriate final injunctive relief with respect to the Class as a whole.

        d. Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. The claims of Plaintiff are typical of the claims of the other members of the Class and Plaintiff has the same interests as the other members of the Class. Accordingly, Plaintiff is an adequate representative of the Class and will fairly and adequately protect the interests of the Class; and

        e. Plaintiff anticipates that there will be no difficulty in the management of this litigation.

        11. For the reasons stated herein, a class action is superior to other available methods for the fair and efficient adjudication of this controversy and the requirements of CPLR (S) 908 of the Chancery Court Rules are satisfied.

                                CLAIM FOR RELIEF
                                ----------------

        12. Between August and October 1998, Sara Lee Corp. ("Sara Lee") held discussions with Chock regarding a possible merger transaction at a price of $11.00 per Chock share. The information regarding a potential transaction was not disclosed to the investing public.

        13. Acting on information regarding the potential merger transaction, certain defendant directors purchased stock during and/or after the merger discussions held with Sara Lee:

--------------------------------------------------------------------------------------------------
                                               Purchase            Price
                             Date               Shares           per share            Total Price
                            ------             --------          ---------            -----------
--------------------------------------------------------------------------------------------------
Alexander                   2/14/99             266,550             5.00             $1,332,750.00
--------------------------------------------------------------------------------------------------
Columbus                    1/12/99               3,000             5.50                 16,500.00
--------------------------------------------------------------------------------------------------
Salzhauzer                  2/25/99               5,000             5.28                 26,400.00
                                                  1,000             5.28                  5,280.00
                            1/12/99               1,000             5.78                  5,780.00
                            1/11/99               1,500             5.47                  8,250.00
                            8/26/98               4,200             5.08                 21,336.00
                            8/21/98               4,200             5.25                 22,050.0O
--------------------------------------------------------------------------------------------------
TOTAL                                           286,450                              $1,432,566.00
--------------------------------------------------------------------------------------------------

        14. On April 22, 1999, Bloomberg News reported that Sara Lee acquired a 5.3% stake in Chock and is seeking to buy the rest of the Company for at least $10.50 per share. Financial advisors to Chock made a counter offer of $12.50 a share in Sara Lee stock. Sara Lee then made another bid of $10.50 a share but offered to pay investors in Sara Lee stock.

        15. Under such circumstances, the loyalties of Chock's board members are, at best, divided and the board members cannot be expected to act in the best interest of Chock's stockholders.

        16. The Individual Defendants, who dominate and control the Company through their directorial and management positions, are obligated to explore all alternatives to maximize shareholder value. The Individual Defendants have or will breach their fiduciary duties owed to plaintiff and other Chock public shareholders by failing to fully explore any potential bona fide offers for the purchase of the Company and by failing to respond reasonably and on an informed basis to potential offers for the Company.

        17. By reason of the foregoing acts, practices and course of conduct, the defendants have failed to exercise ordinary care and diligence in the exercise of their fiduciary obligations towards plaintiff and the other Chock public shareholders.

        18. The Individual Defendants' fiduciary obligations require them to:

     a) undertake an appropriate evaluation of any bona fide offers for the Company as a whole or any of its assets, and take appropriate steps to solicit all potential bids for the Company or its assets or consider strategic alternatives;

     b) act independently so that the interests of Chock's public stockholders' will be protected;

     c) adequately ensure that no conflicts of interest exist between the Individual Defendants' own interests and their fiduciary obligations to the public stockholders of Chock; and

     d)  Adequately disclose all material events effecting the Company.

        19. As a result of the actions of defendants, plaintiff and the other members of the Class have been and will be damaged in that they will not be able to maximize the value of their Chock shares.

        20. Unless enjoined by this Court, the defendants will continue to breach their fiduciary duties owed to plaintiff and the other members of the Class, all to the irreparable harm of plaintiff and the other members of the Class.

        21.  Plaintiff and the Class have no adequate remedy at law.


        WHEREFORE, plaintiff demands judgment, as follows:

        A.  Declaring this to be a proper class action;

        B. Ordering defendants to carry out their fiduciary duties to plaintiff and the other members of the Class, including those of due care and candor by announcing their intention to:

            (i) undertake an appropriate evaluation of alternatives designed to maximize value for Chock's public stockholders;

            (ii) adequately ensure that no conflicts of interest exist between defendants' own interests and their fiduciary obligation to the public stockholders or, if such conflicts exist, to ensure that all of the conflicts would be resolved in the best interests of Chock's public stockholders; and

            (iii) preliminary and permanently enjoin defendant from proceeding with the violations complained of herein.

        C. Ordering defendants, jointly and severally, to account to plaintiff and the Class all damages suffered and to be suffered by them as a result of the acts alleged herein;

        D. Ordering defendants to disgorge all profits earned from insider stock transactions during the relevant time period;

        E. Awarding plaintiff the costs and disbursements of the action, including allowance for plaintiff's reasonable attorneys' and experts' fees; and

        F.  Granting such other and further relief as may be just and proper.

Dated:  April 26, 1999

                              ABBEY, GARDY & SQUITIERI, LLP

                              By: /s/ Joshua M. Lifshitz
                                  ---------------------------
                                       Joshua M. Lifshitz
                              212 East 39th Street
                              New York, New York  10016
                              (212) 889-3700

Of Counsel
----------

FARUQI & FARUQI
Nadeem Faruqi
415 Madison Avenue
New York, New York  10017
(212) 986-1074